Exhibit 99.1

NEWS RELEASE	Contact:	David Spille
For Immediate Release		Vice President, Investor
July 31, 2006		Relations and Capital Markets
(703) 744-1787
SUNRISE PROVIDES UPDATE ON ACCOUNTING REVIEW
Company to Restate 2003 – 2005 Financial Statements to Adjust Timing of Net Income;
No Change to Cash Flow or Business Prospects;
Cumulative Net Income to be Reduced for 2003-2005 and Recaptured in Future Periods;
Earnings Guidance Expected to Increase for the period 2006 through 2007
First-Quarter and Second-Quarter Results to be Reported upon Completion of Accounting Review
     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today provided an update to its ongoing accounting review and said the Company will restate its financial statements for the years ended December 31, 2003, 2004 and 2005 primarily to adjust the accounting treatment related to ventures that contain partner preferences and the timing of sale accounting and recognition of income from prior sales of real estate. The cumulative impact of the restatement is expected to reduce net income for all periods impacted, including the years 1999 through 2005, by an estimated $60 million to $110 million. The Company expects the substantial majority of the reduction to be recaptured in 2006 and 2007. Sunrise is unable at this time to provide the precise impacts of the restatement since its review of these issues has not yet concluded. A further discussion of the accounting review appears later in this press release. The Company noted that its previously issued audited consolidated financial statements for the years ended December 31, 2003, 2004 and 2005, including the associated auditor’s report currently on file with the SEC in the Company’s 2005 Form 10-K, and its unaudited quarterly financial statements during these years should no longer be relied upon.
     “We are committed to maintaining the highest possible standards of financial reporting and have expanded our complicated and detailed accounting review to include every venture and every significant real estate transaction,” said Brad Rush, Sunrise Senior Living’s chief financial officer. “This restatement does not affect the cumulative amount of profits and losses we generate from our venture partnerships or sales of real estate, but rather the timing of the income we recognize. With no impact to the Company’s cash flow or the operations of our communities, and with continued high demand for our resident-centered approach to senior living, we fully expect to maintain our strong financial momentum in the fast-growing senior living industry.”
     Upon completion of its accounting review, Sunrise will report relevant financial information and file amendments to its 2005 Form 10-K and 2005 Form 10-Qs, as well as its Form 10-Qs for the first and second quarters ended March 31, 2006 and June 30, 2006. Adjustments for periods prior to 2003 will be reflected in the opening balance for retained earnings in 2003. As announced in a separate

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release today, Sunrise will provide a further update on August 8, 2006, when it provides its preliminary second-quarter selected financial and operating data.
Discussion of Accounting Review
     In the last several years, the accounting for real estate ventures has received increased attention and new interpretations of the accounting treatment for ventures have developed. The accounting for real estate ventures is determined in accordance with SOP 78-9, Accounting for Investments in Real Estate. Sunrise, in consultation with its auditors, considered these new interpretations and its accounting for the profits and losses of its ventures. A discussion of this consideration is addressed in the first bullet below. As this review unfolded, Sunrise looked not only at partner preferences, but also at all guarantees and commitments provided to our venture partners and third party investors. Certain of these guarantees and commitments should have been considered at the time of the sale of real estate to these entities. Consequently, Sunrise is reviewing the timing of its income recognition associated with the sale of real estate and the potential financial statement presentation of the associated real estate. This area of the review is discussed in the second bullet below. The following is a summary of Sunrise’s restatement by category.
•	Allocation of profits and losses in those ventures in which Sunrise’s partners receive a preference on cash flow. This area of review focused on the timing of both the recognition of profits and losses from ventures and the recognition of pre-opening fees from ventures in which our partners receive a cash flow preference. As Sunrise previously indicated, neither of these areas of review impact the total economics to be received from these ventures, but rather the timing of the recognition of profits and losses. A limited number of Sunrise’s ventures have these cash flow preferences. In recent years, Sunrise has been moving away from providing preferences to partners. In the future, Sunrise will no longer offer preferences on cash flows for its ventures. Sunrise will account for its equity in earnings of unconsolidated ventures by a method known as Hypothetical Liquidation at Book Value (HLBV), rather than on its historical method based upon percentage of equity ownership. The principal difference between the two methods is that HLBV presumes liquidation at the depreciated book value in considering cash flow preferences when allocating income and losses, while historically Sunrise has allocated profits and losses on the basis of percentage of equity ownership, taking into consideration any potential reduction in basis due to an assumed hypothetical liquidation at fair value. An example demonstrating the difference between the two methodologies can be found at the end of this press release.

The impact of this restatement will require Sunrise to record additional losses in prior periods for those ventures with cash flow preferences. Sunrise expects to recapture these amounts as additional income in future periods upon the recapitalization, refinancing or sale of these ventures, most of which are expected to occur in 2006 and 2007. Sunrise believes that it will recapture these amounts because the ventures impacted are now generally older ventures in which the investment partner has indicated an interest in recapitalizing, refinancing or selling their partnership interests. Several recapitalization transactions are currently scheduled for 2006 and Sunrise expects the others to occur in 2007. Based on current market conditions, a recapitalization, refinancing or sale of these ventures would trigger the recognition of income by Sunrise and the recapture of the reduction of net income caused by the restatement.
•	Effect of certain Sunrise guarantees and commitments on timing of sale accounting and recognition of income upon sale of real estate. Primarily during the period from 2000 to 2003, Sunrise sold mature senior living properties to ventures or independent third parties. In addition, as part of its

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development program, Sunrise sometimes owns real estate during the zoning and permit process and then sells or contributes the real estate to a venture or third party investor. Sunrise historically has recognized income upon the completion of such sales. In connection with some of Sunrise’s sales of real estate, either mature properties or development properties, Sunrise has provided limited guarantees or commitments. These guarantees or commitments have included construction completion, operating cash flow deficit guarantees to lenders and ventures, limited guarantees of net operating income (credit support) and certain limited debt guarantees. The existence of these guarantees, as well as the amounts funded by Sunrise, have been previously disclosed in Sunrise’s publicly filed financial statements. In accordance with SFAS 66, Accounting for Sales of Real Estate, based on the nature of the guarantee or commitment, Sunrise may be required to defer some or all of the income or may not be able to immediately record the transaction as a sale. Sunrise’s review is currently focusing on the nature of the guarantees and commitments it has previously provided and determining whether the Company may be required to defer income and/or not achieve sale accounting over the life of the guarantee or commitment.

Deferral of income recognition or delay in achieving sale accounting does not change the ultimate economics of a sale, but rather the timing of the recognition of income. Sunrise will recapture the recognition of this deferred income when the guarantees or commitments expire or the ventures are recapitalized, refinanced or sold, which Sunrise believes will occur primarily in 2006 or 2007. This will result in full sale accounting for the prior transactions and the recapture of deferred income. This accounting issue should not recur as Sunrise does not expect to offer guarantees to new ventures or lenders that would preclude sale accounting or require the deferral of income.

•	Other. As part of the restatement, Sunrise will also adjust its financial statements for certain other miscellaneous items described in the Company’s Form 8-K filed with the SEC earlier today, the estimated impact of which are included in our estimated range of reduction in net income.
Additional Accounting Item Under Review
EITF 04-5 – Rights of limited partners in ventures. The Company typically serves as the general partner or managing member of its ventures. EITF 04-5, effective January 1, 2006 for all ventures, provides guidance that the general partner or managing member in a venture is not deemed to control and, therefore, does not consolidate the venture when the limited partners have certain substantive participating rights within the venture. Sunrise believes its partners have substantive participating rights. From time to time, the SEC will review public company filings as part of its standard review cycle. Sunrise received such a comment letter from the SEC accounting staff with respect to its Form 10-K for the year ended December 31, 2005 which included a request for additional information regarding the application of EITF 04-5 to Sunrise’s unconsolidated ventures. Sunrise has responded to the comment letter but is unable to predict the timing or outcome of the SEC accounting staff’s review of its response.
Outlook
     Excluding the impact of accounting adjustments described above, Sunrise’s business has performed in line with expectations through the first half of the year. The Company continues to experience strong occupancy, increasing average daily rates, the benefits of the industry leading development pipeline (which has produced 16 new community openings adding 1,400 to resident capacity in the first half of 2006) and robust acquisition opportunities. As announced in a separate press release today, Sunrise will acquire three additional communities in the San Francisco Bay area. This accretive acquisition, as well as Sunrise’s anticipated acquisition of management of six Florida

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communities announced on June 30, 2006, which is also expected to be accretive in 2007, should add to Sunrise’s EPS in 2007. As of June 30, 2006, Sunrise’s balance sheet remains strong with cash in excess of $250 million and the lowest debt levels in over 10 years.
     Sunrise anticipates that its earnings guidance for the period 2006 through 2007 will be increased due to the expected recapture in those years of the substantial majority of the expected $60 million to $110 million reduction in prior period income from the accounting adjustments. Sunrise will provide updated earnings guidance for 2006 and 2007 when it has completed its accounting review and filed its restated financial statements.
Conference Call Information
     Sunrise will host a conference call today, Monday, July 31, 2006 at 8:30 a.m. ET to discuss the restatement of prior period financial results. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president, Tiffany Tomasso, chief operating officer and Brad Rush, chief financial officer, will host the call. The conference call can be accessed by dialing (719) 457-2654 or (888) 208-1812 (access code not required) or via the Investor Relations section of the Company’s web site (www.sunriseseniorliving.com). Those unable to participate in the live call may hear a rebroadcast by dialing (719) 457-0820 or (888) 203-1112 (access code: 4773234). The rebroadcast will be available through August 7, 2006. In addition, a link to a recording of the call and a copy of this earnings release will be available on the Company’s Web site in the Investor Relations section.
About Sunrise
     Sunrise Senior Living, a McLean, Va. based company, employs approximately 40,000 people. As of June 30, 2006, Sunrise operated 422 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for approximately 50,000 residents. Sunrise also had 43 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.
Forward-Looking Statements
     The estimated range of the financial statement impacts of the Company’s restatement, the Company’s expected recapture of restatement amounts in future periods, the anticipated earnings contributions from the two recent acquisitions and the anticipated increase in Sunrise’s earnings guidance are, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, completion of Sunrise’s accounting review and finalization of the restatement, the actual performance of the recent acquisitions, development and construction risks, licensing risks, business conditions, competition, changes in interest rates, Sunrise’s ability to manage its expenses, market factors that could affect the value of its properties, the risks of downturns in general economic conditions, satisfaction of closing conditions, availability of financing for development and

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acquisitions and other risks set forth in the Company’s annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Example of Venture Allocations
Assumes a single community venture, revenues from the community of $6,000,000 with NOI of $2,000,000 upon stabilization, 33% margin after a 7% management fee, annual debt service of $1,000,000, and refinancing of the community at the end of year three. Assumes that venture partner has a preference in the return of capital, and that they also apply HLBV. Refinancing assumed value of $28,500,000 based upon a 7% cap rate applied to year three NOI of $2,000,000. Sunrise receives a 10% incentive upon a capital event.

		Former Method		HLBV
		20%	80%	20%	80%
		Sunrise	Partner	Sunrise	Partner

Community value	20,000,000
Debt	15,000,000

Equity	5,000,000	1,000,000	4,000,000	1,000,000	4,000,000

Results of Operations
Year One
Income (loss) from operations	(1,000,000)	(200,000)	(800,000)	(900,000)	(100,000)
Less cash distributed	500,000	100,000	400,000	100,000	400,000

Balances at end of Year One	3,500,000	700,000	2,800,000	—	3,500,000

Year Two
Income (loss) from operations	750,000	150,000	600,000	200,000	550,000
Less cash distributed	1,000,000	200,000	800,000	200,000	800,000

Balances at end of Year Two	3,250,000	650,000	2,600,000	—	3,250,000

Year Three
Income (loss) from operations	2,000,000	400,000	1,600,000	200,000	1,800,000
Less cash distributed	1,000,000	200,000	800,000	200,000	800,000

Balances at end of Year Three	4,250,000	850,000	3,400,000	—	4,250,000

Refinancing proceeds	21,500,000
Less debt balance, incl costs	15,000,000

Net proceeds	6,500,000

Cash distributed to partners from refinance, 30% to Sunrise		1,950,000	4,550,000	1,950,000	4,550,000
Gain from refinancing		1,100,000	1,150,000	1,950,000	300,000

Initial investment		(1,000,000)	(4,000,000)	(1,000,000)	(4,000,000)
Cash distributed		2,450,000	6,550,000	2,450,000	6,550,000

Income (loss) allocated, including gain		1,450,000	2,550,000	1,450,000	2,550,000
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